SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          NORTHERN STATES POWER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X] No fee required

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    Schedule 14A.

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[ ]  Fee paid previously with preliminary materials.

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                                   [LOGO] NSP

May 19, 1997


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Northern States Power Company on Wednesday, June 25, 1997, at 10:00 a.m., at The Historic State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota.

The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe matters to be acted upon at the meeting. We will also report on current operations and on our future plans, including the status of NSP's combination with Wisconsin Energy Corporation. At the conclusion of voting, you will have an opportunity to ask questions.

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO ASSURE THAT YOUR PROXY WILL BE VOTED. YOUR VOICE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ADMISSION CARD AND WE WILL SEND YOU DIRECTIONS AND PARKING INSTRUCTIONS.

Our annual meetings have been very helpful in maintaining communications and understanding between our Board of Directors and shareholders. We sincerely hope you will be with us.

Sincerely,


/s/ James J. Howard

James J. Howard
CHAIRMAN, PRESIDENT &
CHIEF EXECUTIVE OFFICER




                          NORTHERN STATES POWER COMPANY
                            (A MINNESOTA CORPORATION)

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS

The Annual Meeting of Shareholders of NORTHERN STATES POWER COMPANY, a Minnesota corporation, will be held on Wednesday, June 25, 1997, at 10:00 a.m., at The Historic State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota for the following purposes:

     (1) To vote on a proposal to amend the Bylaws to decrease the minimum number of directors from 12 to 7;

     (2) To elect four directors to Class II until the Annual Meeting of Shareholders in 2000;

     (3) To ratify the appointment of Price Waterhouse, Certified Public Accountants, as independent auditors of the Company for 1997;

     (4) To vote on a shareholder proposal entitled, "Shareholder Resolution on Public Image," if properly presented at the meeting;

     (5) To vote on a shareholder proposal entitled, "Shareholder Resolution on Conversion of Prairie Island Nuclear Plant to Natural Gas Plant," if properly presented at the meeting; and

     (6) To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on May 1, 1997, will be entitled to notice of, and to vote at, this Annual Meeting.

Minneapolis, Minnesota                By order of the Board of Directors
May 19, 1997                                   Gary R. Johnson
                                                  SECRETARY


                  PLEASE REMEMBER TO SIGN AND RETURN YOUR PROXY



                          NORTHERN STATES POWER COMPANY
                                414 NICOLLET MALL
                          MINNEAPOLIS, MINNESOTA 55401

                                 PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of the enclosed proxy by the Company's Board of Directors for use at the Annual Meeting or any adjournment thereof. The proxy statement and the enclosed proxy card were mailed on or about May 19, 1997.

When proxies are returned properly executed, the shares represented will be voted according to shareholders' direction. A proxy may be revoked at any time before it is exercised by giving written notice of the revocation to Gary R. Johnson, Secretary, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota 55401, by filing another proxy with him, or by attending the meeting and voting in person.

Owners of record at the close of business on May 1, 1997 of each outstanding share of NSP common stock are entitled to one vote and each outstanding share of NSP preferred stock are entitled to one vote (other than NSP preferred stock of the series designated "Cumulative Preferred Stock, $3.60 Series" (the "$3.60 Series Preferred Stock"), which is entitled to three votes per share) upon each matter presented at the NSP Meeting. On the NSP Record Date, there were _______ shares of common stock, 275,000 shares of $3.60 Series Preferred Stock and ______ shares of other NSP preferred stock outstanding.

Shareholders are entitled to vote cumulatively for the election of directors. Each shareholder is entitled to a number of votes for such election equal to the number of votes entitled to be cast with respect to the shares held by such shareholder multiplied by the number of directors of each class to be elected, and may cast all votes for one nominee or distribute the votes among the nominees. The election of each director shall be decided by plurality vote. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) will have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

First Trust N.A., the Trustee for the Company's Employee Stock Ownership Plan, holds approximately --% of the Company's common stock for the benefit of Plan participants, none of whom has a total beneficial interest of more than --% of the Company's outstanding voting securities. Except as described below in "Pending Combination with Wisconsin Energy Corporation," no other person holds of record or, to the knowledge of management, owns beneficially more than 5% of any class of the outstanding voting securities of the Company.

The cost of soliciting proxies will be borne by the Company. Officers and other employees of the Company may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to principals and obtaining their proxies.

The Company mailed its annual report for the year 1996 on or about April 11, 1997, to all shareholders of the Company of record on April 7, 1997.



                            PENDING COMBINATION WITH
                          WISCONSIN ENERGY CORPORATION

On April 28, 1995, the Board of Directors of the Company approved the execution of an Agreement and Plan of Merger ("Merger Agreement") among the Company, Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"), Northern Power Wisconsin Corp., a Wisconsin corporation and wholly-owned subsidiary of NSP and WEC Sub Corp., a Wisconsin corporation and wholly-owned subsidiary of WEC. The Merger Agreement, as amended and restated as of July 26, 1995, provides for a strategic business combination involving the Company and WEC. The shareholders of the Company approved the Merger Agreement at the Annual Meeting on September 13, 1995. Upon completion of the merger contemplated by the Merger Agreement, WEC (which will be renamed Primergy Corporation) will be the holding company of both the Company (which, for regulatory reasons, will reincorporate in Wisconsin) and the operating subsidiaries of WEC. Upon consummation of the merger, NSP shareholders will receive 1.626 shares of Primergy common stock in exchange for each share of NSP common stock they own and the holders of NSP preferred stock will receive the same number of shares of preferred stock in the reincorporated Wisconsin corporation with express terms that are identical to the NSP preferred stock for which such shares will be exchanged. In addition, it is expected that all outstanding stock-based awards of the Company, including options and any SARs, will be converted using the same exchange rate that will be used for common stock of the Company.

Concurrently with the execution of the Merger Agreement, the Board of Directors of the Company also approved the NSP Stock Option Agreement, dated as of April 28, 1995 by and among NSP and WEC, whereby the Company granted WEC an irrevocable option (the "Company Option") to purchase up to 13,387,772 shares (19.9% of the outstanding number of shares of common stock of the Company on that date), at a price of $44.075 per share. The Company Option may be exercised by WEC, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by WEC under circumstances which could entitle WEC to termination fees under certain sections of the Merger Agreement. The conditions that would give rise to the exercise of the Company Option do not exist as of the date of this document.


                          PROPOSED AMENDMENT OF BYLAWS
                             TO DECREASE THE MINIMUM
                               NUMBER OF DIRECTORS

The Board of Directors has unanimously approved, subject to shareholder approval, the amendment of Section 1 of Article 2 of the Company's Bylaws (the "Bylaws") to provide that the size of the Board of Directors shall not be less than seven nor more than fifteen persons, with the exact number of directors to be determined from time to time by the Board.

The Company's Bylaws currently provide for an authorized number of directors of not less than twelve and not more than fifteen. Due to the anticipated retirement of three directors during 1997, the number of incumbent directors would be reduced to nine, which is three below the minimum number authorized by the Company's Bylaws.

Under the terms of the Merger Agreement with WEC, in addition to James J. Howard, NSP shall designate five (5) other members to the Primergy Board of Directors. In connection therewith, the NSP Board of Directors believes that it would be preferable to begin to reduce the size of the NSP Board to allow an easier transition to the Primergy board in the event of the merger with WEC. Further, if the merger with WEC is not consummated, the Board of Directors believes that it would be preferable to take a longer period of time to identify and screen candidates for election to the Board and therefore, at least for the near term, to not replace the three directors following the anticipated retirements.

In order to reduce the number of directors in the event of the consummation of the merger or otherwise, it is necessary to reduce the minimum authorized number of directors by amending the Bylaws. This change would provide the Board with more flexibility with respect to whether and when a vacancy should be filled in the event a director resigns or retires.

For these reasons, the Board of Directors recommends that Section 1 of Article 2 of the Bylaws of the Company be amended so as to read as follows:


                                   "ARTICLE 2.
                               BOARD OF DIRECTORS

Section 1. The business and affairs of the Company shall be managed by, or under the direction of, a Board composed of seven (7) directors, which may be increased to such greater number, not exceeding fifteen (15), as may be determined by the Board of Directors or by shareholders in accordance with the provisions of this Article. The number of directors shall be determined by the Board of Directors, and if the Board fails to make such determination, then the number may be determined by the shareholders at any annual or special meeting of shareholders."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE BYLAWS TO DECREASE THE MINIMUM NUMBER OF DIRECTORS REQUIRED TO MANAGE THE BUSINESS OF THE COMPANY.

No reduction in the authorized number of directors will be made unless the proposed Bylaw amendment is approved by the shareholders. The affirmative vote of the holders of a majority of the outstanding common and preferred shares present and entitled to vote at the meeting is required for approval of the proposed amendment. As a result, abstentions on this proposal, which will be counted, and broker non-votes which will not be counted, will be the equivalent of a "no" vote.


                              ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company's Bylaws currently provide that the Board of Directors shall consist of at least twelve, but no more than fifteen directors, as determined by the Board. The Board of Directors is divided into three classes as nearly equal in number as possible with staggered terms of office so that one class of directors will be elected at each annual meeting for a term of three years.

At the Annual Meeting, the following four individuals are the nominees to be elected to the Board of Directors to serve in Class II until the Annual Meeting of Shareholders in the year 2000 and until their successors are elected and have qualified: Richard M. Kovacevich, Douglas W. Leatherdale, G.M. Pieschel and A. Patricia Sampson. Each of these nominees is currently a director of the Company whose term is scheduled to expire at this Annual Meeting.

All of the nominees have indicated a willingness to serve. Should any of the nominees become unavailable prior to this Annual Meeting, your proxy will be voted for such person or persons as shall be recommended by a proxy committee appointed by the Board.

The nominees named above are expected to serve the full three-year term, except for Mr. Pieschel, who, in accordance with the Company's retirement policy for directors, is expected to retire during 1997. The Company's current policy is for a director to retire upon the later to occur of age 70 or the completion or termination of the proposed merger with WEC. Accordingly, under the current policy, it is expected that in addition to Mr. Pieschel, Messrs. Jacobson and Pearson will also retire during 1997.

If the proposed amendment to the Bylaws is adopted and these individuals retire, the Board expects to reduce the number of directors to nine for the near term. If the proposed Bylaw amendment is not adopted and these individuals retire, the Board will elect new directors to serve the balance of the respective terms of Messrs. Jacobson, Pearson and Pieschel.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES NAMED BELOW.



                 CLASS II -- NOMINEES FOR TERMS EXPIRING IN 2000


[PHOTO]
DIRECTOR SINCE 1990

RICHARD M. KOVACEVICH, age 53, is the Chairman and Chief Executive Officer of Norwest Corporation, in Minneapolis, a holding company for banking institutions. Mr. Kovacevich joined Norwest Corporation as Vice Chairman of the Board and Chief Operating Officer of the Banking Group in March 1986, became President and Chief Operating Officer of the Norwest Corporation on January 1, 1989, became President and Chief Executive Officer of Norwest Corporation on January 1, 1993 and assumed the additional position of Chairman on May 1, 1995.

Before joining Norwest Corporation, Mr. Kovacevich was group executive and a member of the policy committee of Citicorp in New York. Previously, he was in charge of Citibank USA, including its nationwide MasterCard and Visa division and its New York City banking division.

Mr. Kovacevich holds a bachelors and a masters degree in industrial engineering and a masters of business administration degree, all from Stanford University.

He also serves as a director of Dayton Hudson Corporation, PETsMART, Inc., ReliaStar Financial Corp. and The Bankers Roundtable. He also is a member of the Federal Reserve Advisory Council, vice chairman of the board of the Greater Minneapolis Metropolitan Housing Corporation, director and vice president of the Walker Art Center, director and member of the executive committee of the Minnesota Business Partnership, Inc., and member of the Advisory Council of Stanford University Graduate School of Business.



[PHOTO]
DIRECTOR SINCE 1991

DOUGLAS LEATHERDALE, age 60, is Chairman, President and Chief Executive Officer of The St. Paul Companies, Inc., a worldwide property and liability insurance organization, having served in such capacity since 1990. Mr. Leatherdale joined The St. Paul Companies in 1972 and has held numerous executive positions with the Company, including President and Chief Executive Officer, Executive Vice President and Senior Vice President of Finance. Before joining The St. Paul Companies, Mr. Leatherdale was employed by the Lutheran Church of America in Minneapolis where he served as Associate Executive Secretary on the Board of Pensions. Prior to his four years at the Lutheran Church of America, he served as Investment Analyst Officer at Great West Life Assurance Company in Winnipeg.

A native of Canada, Mr. Leatherdale attended United College in Winnipeg and later completed additional studies at Harvard Business School and the University of California-Berkeley.

Mr. Leatherdale also serves as a director of The John Nuveen Company and United HealthCare Corporation. He is also vice chairman of the board of directors and a trustee of Carleton College. He is a member of the Twin City Society of Security Analysts and the Financial Executive Institute.



[PHOTO]
DIRECTOR SINCE 1978

G.M. PIESCHEL, age 70, is Chairman of the Board of Farmers & Merchants State Bank of Springfield, Minnesota. He also holds the position of Chairman of Ochs Brick & Tile Co., a family-owned business in Springfield. Mr. Pieschel served as Chief Executive Officer and President of Farmers & Merchants State Bank of Springfield from 1973 until 1993.

He received a bachelors degree and law degree from Georgetown University, Washington, D.C., and attended the graduate school of banking at the University of Wisconsin.

Mr. Pieschel has been active in both the American Banker's Association and Minnesota Banker's Association (MBA), having served as President of the MBA, a director of both organizations and on numerous councils of both organizations.

Active in the community, he has headed Springfield Industries, Inc., an industrial development corporation, Springfield Community Hospital, Springfield Area Health Care Foundation, Springfield Civic and Commerce Association, and the Springfield United Fund, as well as local social and religious organizations.

He also is a director, treasurer and executive committee member of Advantage Minnesota, a non-profit corporation marketing Minnesota for economic development and jobs.



[PHOTO]
DIRECTOR SINCE 1985

A. PATRICIA SAMPSON, age 48, currently operates The Sampson Group, Inc., a management development and strategic planning consulting business and continues to serve as a consultant with Dr. Sanders and Associates, a management and diversity consulting company. Prior to her current endeavors, Ms. Sampson served as Chief Executive Officer of the Greater Minneapolis Area Chapter of the American Red Cross from July 1993 until January 1, 1995. She also previously served successively as Executive Director from October 1986 until July 1993, Assistant Executive Director-Services (April 1985), and Assistant Manager (July
1984) of the Greater Minneapolis Area Chapter. Prior to the above, she served as the Director of Service to Military Families and Veterans and Director of Disaster Services for the St. Paul Area Chapter of the American Red Cross.

Mrs. Sampson received a masters degree from the University of Pennsylvania and a bachelors degree from Youngstown State University.

She is a director on the Minnesota Women's Economic Roundtable and the Utility Women's Conference Board. She is active in Christian education. She previously served on the boards of the Greater Minneapolis Area United Way and the Minneapolis Urban League.



                CLASS III -- DIRECTORS WHOSE TERMS EXPIRE IN 1998


[PHOTO]
DIRECTOR SINCE 1990

H. LYMAN BRETTING, age 60, is President and Chief Executive Officer of C.G. Bretting Manufacturing Co. in Ashland, Wisconsin. Mr. Bretting joined C.G. Bretting Manufacturing Co., a family owned business, in 1958 and shifted the scope of the business from repairing and manufacturing mining equipment to manufacturing automated paper tissue, towel and napkin folding equipment.

In 1989, he was named "Wisconsin Small Business Person of the Year" and also the nation's "Small Business Person of the Year" by President George Bush.

A graduate of the University of Notre Dame in South Bend, Indiana, Mr. Bretting is involved in numerous community activities. He is also chairman of the board and director of M&I National Bank of Ashland, and a director of NSP-Wisconsin, a subsidiary of the Company, and president and director of the Ashland Foundation.



[PHOTO]
DIRECTOR SINCE 1976

DAVID CHRISTENSEN, age 62, is President, Chief Executive Officer and a director of Raven Industries, Inc. of Sioux Falls, South Dakota, a diversified manufacturer that supplies plastics, electronics and special apparel products to various markets. He has been associated with Raven Industries since 1962. Before joining Raven Industries, he worked at John Morrell & Co. and served in the U.S. Army Corps of Engineers.

He received his bachelors degree in industrial engineering from South Dakota State University, which later honored him with its distinguished engineer, distinguished service, and distinguished alumni awards. He also was honored in 1993 as South Dakotan of the Year by the University of South Dakota and South Dakota Sales and Marketing Executive of the Year.

Mr. Christensen also serves as a director of Norwest Corporation, Minneapolis; Norwest Bank, South Dakota, N.A.; Beta Raven, Inc., St. Louis, Missouri; Aerostar International, Inc., Sioux Falls, South Dakota; and Glassite, Inc., Dunnell, Minnesota.

A strong advocate for his community and state, he has served in many volunteer activities. He is a past director of the South Dakota Symphony and Sioux Falls Downtown Development Corp., as well as a past chairman of the Sioux Empire United Way.



[PHOTO]
DIRECTOR SINCE 1983

ALLEN JACOBSON, age 70, retired in 1991 as Chairman of the Board and Chief Executive Officer of Minnesota Mining and Manufacturing Company (3M). Mr. Jacobson began his career at 3M in 1947 as a product engineer in the tape laboratory. Following several technical and management assignments, he became division Vice President of the Industrial Tape Division and later Executive Vice President and General Manager of 3M Canada Ltd.

He also served as Vice President of European Operations, Vice President of 3M's Tape and Allied Products Group and Executive Vice President of its Industrial and Consumer Sector before being elected to the 3M board of directors in 1983 and becoming President of U.S. Operations in 1984. In 1986, he was named Chairman of the Board and Chief Executive Officer, and served in such capacity until his retirement.

A native of Omaha, Nebraska, Mr. Jacobson attended Creighton University and the University of Omaha and earned a bachelors degree from Iowa State University at Ames.

Mr. Jacobson is a member of the National Academy of Engineering. He also serves as a director of Abbott Laboratories, Deluxe Corporation, 3M, Mobil Corporation, Potlatch Corp., Prudential Insurance Co. of America, Sara Lee Corporation, Silicon Graphics Inc., U.S. West, Inc. and Valmont Industries, Inc.



[PHOTO]
DIRECTOR SINCE 1980

DR. MARGARET R. PRESKA, age 59, is Distinguished Service Professor for the Minnesota State Universities since February 1992, and serves as a Scholar in Residence at Winona State University. She was President of Mankato State University from 1979 until 1992. She had served as its Vice President for Academic Affairs and Equal Opportunity Officer from 1975 until 1979 . She previously was academic dean, instructor, assistant and associate professor of history and government at LaVerne College in LaVerne, California.

Dr. Preska earned a bachelor of science degree at SUNY at Brockport, where she graduated SUMMA CUM LAUDE. She earned a masters at The Pennsylvania State University, a Ph.D. at Claremont Graduate University, and further studied at Manchester College of Oxford University.

She is an advisory board member of Norwest Bank Minnesota South Central, N.A. in Mankato and a member of Women Directors and Officers in Public Utilities. She is a charter member of the board of directors of Executive Sports, Inc., a division of Golden Bear International. She is affiliated with several organizations, including: the Retired Presidents Association of the American Association of State Colleges and Universities, American Council on Education, the St. Paul/ Minneapolis Committee on Foreign Relations, YWCA, Rotary Minnesota Women's Economic Roundtable and the National Identification Program.



                 CLASS I -- DIRECTORS WHOSE TERMS EXPIRE IN 1999


[PHOTO]
DIRECTOR SINCE 1974

W. JOHN DRISCOLL, age 68, was associated with the Rock Island Co. in St. Paul, a private investment company, from 1973 until his retirement as Chairman and Chief Executive Officer in 1994. From 1978 to 1986, Mr. Driscoll was Chairman and a director of First National Bank in Palm Beach, Florida. In 1967, he was a co-founder of the Minnesota North Stars National Hockey League team and served as its Chairman until 1978. Earlier, he was General Manager of the Rock Island Corp., a retail lumber, wood millwork and particle board manufacturer and distributor, and worked in sales and sales management for the Weyerhaeuser Co., a wood products firm.

He earned a bachelors degree at Yale University. He served in the Marine Corps from 1951 to 1954, which included a tour of duty in Korea.

Mr. Driscoll also serves as a director of Comshare, Inc., The John Nuveen Company, The St. Paul Companies, Inc., and Weyerhaeuser Co.

Also active in the community, he is a former chairman of the Northwest Area Foundation; former chairman and a life trustee of the Minneapolis Society of Fine Arts; a former chairman and honorary trustee of Macalester College, St. Paul; and a trustee and former president of the Minnesota Landscape Arboretum Foundation.


[PHOTO]
DIRECTOR SINCE 1978

DALE HAAKENSTAD, age 69, retired in 1989 as President and Chief Executive Officer at Western States Life Insurance. He began his career there in 1949, became Executive Vice President and Actuary in 1963, President in 1968, Chairman and Chief Executive Officer in 1981 and, in 1986, President and Chief Executive Officer.

Mr. Haakenstad attended North Dakota State University at Fargo and earned a bachelors degree from the University of Michigan.

Mr. Haakenstad serves the Red River Valley community as trustee and committee chairman of the North Dakota State University Development Foundation. He is also a director of the Pelican Group of Lakes Improvement District. His professional associations include the American Council of Life Insurance, Society of Actuaries and American Academy of Actuaries.



[PHOTO]
DIRECTOR SINCE 1987

JAMES J. HOWARD, age 61, is Chairman, President and Chief Executive Officer of NSP and has served in such capacity since December 1, 1994. From 1990 until December 1, 1994, he served as Chairman and CEO. Jim Howard joined NSP as Chief Executive Officer on February 1, 1987, following a career in telecommunications. The Board of Directors elected him Chairman effective March 1, 1988.

Before moving to NSP, Mr. Howard was President and Chief Operating Officer of Ameritech, the Chicago-based parent of the Bell companies that serve Illinois, Indiana, Michigan, Ohio and Wisconsin. He joined Pennsylvania Bell in 1957 after earning a bachelors degree from the University of Pittsburgh. In 1969, he accepted a Sloan Fellowship to the Massachusetts Institute of Technology, where he received a masters degree.

Mr. Howard is also a director of the Federal Reserve Bank of Minneapolis; Honeywell, Inc., Minneapolis; the Jeremiah Program; Capital City Partnership; Minnesota Center for Corporate Responsibility; the Danny Thompson Memorial Leukemia Foundation; Walgreen Co., Deerfield, Illinois; Ecolab, St. Paul; and ReliaStar Financial Corp., Minneapolis.

Mr. Howard serves the community as a director of the Minnesota Business Partnership and the United Way of Minneapolis Area.

He is also a member of the Board of Trustees of the University of St. Thomas, St. Paul and the Board of Visitors of the University of Pittsburgh, Joseph M. Katz Graduate School of Business.

Mr. Howard is former chairman and a board member of the Edison Electric Institute and chairman of the Nuclear Energy Institute.



[PHOTO]
DIRECTOR SINCE 1983

JOHN E. PEARSON, age 70, is a retired Chairman of Northwestern National Life Insurance Co. and NWNL Cos., Inc. in Minneapolis. Mr. Pearson was associated with Northwestern National Life Insurance Company continuously since 1953, when he joined the company in the group sales area, until his retirement in January 1992.

He was elected Vice President in 1966 and Senior Vice President for Marketing in 1971. He became President and was elected to the NWNL Board of Directors in 1975. In 1977, he was named Chief Executive Officer. He was elected Chairman as well as President and Chief Executive Officer in 1981 and became Chairman and Chief Executive in 1983. In 1989, Northwestern National Life Insurance Company became a wholly-owned subsidiary of The NWNL Companies, Inc. Mr. Pearson was Chairman and Chief Executive Officer of The NWNL Companies, Inc., as well as of Northwestern National Life.

Mr. Pearson is a director of the Minneapolis Foundation and a regent of St. Olaf College. He is a former director of the American Council of Life Insurers and the Health Insurance Association of America, and former chairman of the United Way of the Minneapolis Area, Greater Minneapolis Metropolitan Housing Corporation and the Minnesota Private College Council Fund.

He attended Gustavus Adolphus College in St. Peter, Minnesota, and Northwestern University in Evanston, Illinois, and received a bachelors degree in business administration from the University of Minnesota.


                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

There are four committees of the Board of Directors whose duties and responsibilities are described below.

THE CORPORATE MANAGEMENT COMMITTEE has responsibility for Board organization, director selection and compensation, senior management organization, performance and compensation, corporate structure, mergers and acquisitions, human resource policies, corporate ethics and long-range planning and strategy for the Company. Current members of the Committee are W. John Driscoll (Chairman), David A. Christensen, Allen F. Jacobson, Douglas W. Leatherdale, John E. Pearson and Margaret R. Preska. The Committee held 3 meetings during 1996.

Any shareholder may make recommendations to the Corporate Management Committee for membership on the Board of Directors by sending a written statement of the qualifications of the recommended individual to the Secretary, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota 55401.

THE AUDIT COMMITTEE has responsibility for overseeing internal and external audit activities. In performing these functions, the Committee reviews auditing activities by internal and external auditors; financial reporting, internal controls and accounting policies and practices; matters affecting protection and recovery of assets of the Company; and oversight of the management of assets of dedicated funds, including ERISA plans and nuclear decommissioning funding. Current members of the Committee are G. M. Pieschel (Chairman), W. John Driscoll, Dale L. Haakenstad, Douglas W. Leatherdale and A. Patricia Sampson. The Committee held 3 meetings during 1996.

THE POWER SUPPLY COMMITTEE has responsibility for oversight and recommendations for all generation requirements for the Company, including nuclear, hydro, coal and alternative sources of power supply; bulk power supply planning; power supply permits and license compliance; major power supply facility construction and construction budgets; nuclear plant safety, reliability and operations. Current members of the Committee are David A. Christensen (Chairman), H. Lyman Bretting, Dale L. Haakenstad, Allen F. Jacobson, Richard M. Kovacevich and Margaret R. Preska. The Committee held 3 meetings during 1996.

THE FINANCE COMMITTEE has responsibility for oversight and recommendations regarding the financial management of the Company. In performing these functions, the Committee oversees corporate capital structure, capital budgets and financial plans, dividend policy and dividend recommendations, insurance coverages, banking relationships and investor relations. Current members of the Committee are John E. Pearson (Chairman), H. Lyman Bretting, Richard M. Kovacevich, G. M. Pieschel and A. Patricia Sampson. The Committee held 3 meetings during 1996.

DIRECTOR MEETINGS

There were 8 meetings of the Board of Directors in 1996. Each director attended at least 78.5% of the total number of meetings of the Board and Committees on which such director served during 1996.

DIRECTOR COMPENSATION

Employees of the Company receive no separate compensation for service as a director. Directors not employed by the Company receive a $20,000 annual retainer, or a pro rata portion thereof if service is less than 12 months, and $1,200 for attendance at each Board meeting and $1,000 for each Committee meeting attended. A $2,500 annual retainer is paid to each elected Committee Chairperson. In addition, directors have a deferred compensation and retirement plan in which they can participate. The deferred compensation plan provides for deferral of the director fees until after retirement from the Board of Directors. The retirement plan continues payment of the director's retainer, at the rate in effect for the calendar quarter immediately preceding the director's retirement multiplied by 1.2. Benefits continue for a period equal to the number of calendar quarters served on the Board, up to 40 calendar quarters.

In addition, to more closely align directors' interests with those of NSP's shareholders, a Stock Equivalent Plan for Non-employee Directors was established in 1996. Under that Plan, directors receive an annual award of stock equivalent units with each unit having a value equal to one share of Common Stock of the Company. Stock equivalent units do not entitle a director to vote and are only payable in cash upon a director's termination in service. The stock equivalent units fluctuate in value as the value of Common Stock of the Company fluctuates. Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on Common Stock of the Company. On April 25, 1996, non-employee directors received an award of 107 stock equivalent units totaling approximately $5,000 in cash value. Additional stock equivalent units were accumulated during 1996 as dividends were paid on Common Stock of the Company. The number of stock equivalents for each non-employee director is listed in the Share Ownership chart which follows.

       SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

The following table lists the beneficial ownership of NSP Common Stock owned as of March 1, 1997, by (i) the Company's directors and nominees, (ii) the executive officers named in the Summary Compensation Table that follows and
(iii) all the directors and executive officers of the Company as a group. None of these individuals own any shares of NSP Preferred Stock.

                                                              ACQUIRABLE
                                                 STOCK          WITHIN      RESTRICTED
NAME OF BENEFICIAL OWNER     COMMON STOCK    EQUIVALENTS(1)    60 DAYS(2)      STOCK        TOTAL
------------------------     ------------    --------------    ----------      -----        -----
H. Lyman Bretting                1,416            112              --            --         1,528
David A. Christensen               500            112              --            --           612
W. John Driscoll                 2,000            112              --            --         2,112
Dale L. Haakenstad                 741            112              --            --           853
James J. Howard                 25,426            --             98,360        13,710     137,497
Allen F. Jacobson                  712            112              --            --           824
Richard M. Kovacevich            1,000            112              --            --         1,112
Douglas W. Leatherdale             300            112              --            --           412
John E. Pearson                  1,519            112              --            --          1631
G. M. Pieschel                     767            112              --            --           879
Margaret R. Preska                 600            112              --            --           712
A. Patricia Sampson                410            112              --            --           522
Douglas D. Antony(3)             5,162            --             17,927         2,785      25,874
Gary R. Johnson                  1,684            --             23,971         2,768      28,423
Edward J. McIntyre               9,147            --             32,610         3,114      44,871
Loren L. Taylor                  5,490            --             20,070         2,785      28,346

Directors and executive
 officers as a group            85,033            1,232         285,539        36,769     401,341

(1) Represents stock units awarded under the Stock Equivalent Plan for Non-employee Directors as of March 1, 1997.

(2) Represents exercisable options and performance units under the Executive Long-Term Incentive Award Stock Plan as of March 1, 1997. Options to purchase Common Stock of the Company which are exercisable within the next 60 days are 96,363 option shares for Mr. Howard, 17,713 option shares for Mr. Antony, 23,656 option shares for Mr. Johnson, 31,972 option shares for Mr. McIntyre and 19,834 option shares for Mr. Taylor. The number of shares that would have been payable upon the exercise of performance units on March 1, 1997 are: 1,997 for Mr. Howard, 214.007 for Mr. Antony, 315.128 for Mr. Johnson, 637.793 for Mr. McIntyre and 236.495 for Mr. Taylor.

(3)  Mr. Antony has resigned from the Company effective February 3, 1997.


                       COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth cash and noncash compensation for each of the last three fiscal years ended December 31, 1996, for services in all capacities to the Company and its subsidiaries, to the Chief Executive Officer and the next four highest compensated executive officers of the Company.

                                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                ------------------------------------------------------------------------------------
                                                                                         AWARDS             PAYOUTS
                                                                                 -----------------------------------
            (a)                 (b)       (c)          (d)            (e)           (f)           (g)          (h)         (i)
                                                                                               NUMBER OF
                                                                     OTHER       RESTRICTED    SECURITIES
                                                                     ANNUAL        STOCK       UNDERLYING      LTIP      ALL OTHER
                                                                  COMPENSATION     AWARDS        OPTIONS      PAYOUTS  COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)(1)      ($)(2)        ($)(3)      AND SARS(#)    ($)(4)      ($)(5)
---------------------------     ----    ---------   -----------      ------        ------      -----------    ------      ------
JAMES J. HOWARD(6)              1996     622,000      401,000         7,610        478,940       15,264          0        20,056
 Chairman, President &          1995     565,000      400,000         8,476        328,830       15,522          0        5,930
 Chief Executive Officer        1994     511,300      317,800         3,504        240,311       15,150          0        9,056

EDWARD J. MCINTYRE              1996     241,000      105,000           985        108,450        4,968          0        4,378
 Vice President & Chief         1995     222,000      102,000         3,165         75,369        5,123          0        3,274
 Financial Officer              1994     205,600      102,700         2,465         61,680        5,117          0        6,438

LOREN L. TAYLOR                 1996     215,000       84,000         1,312         96,750        4,432          0        5,201
 President, NSP Electric        1995     200,000       93,000         2,008         67,900        4,615          0       10,763
                                1994     174,583       55,000         1,046         40,942        3,455          0        3,166

DOUGLAS D. ANTONY(7)            1996     215,000      111,000           900         96,750        4,432          0        6,504
 President,                     1995     200,000      107,000         1,025         67,900        4,615          0        2,290
 NSP Generation                 1994     163,893       75,100         1,025         41,837        2,942          0        4,419

GARY R. JOHNSON                 1996     214,000       86,000         1,074         96,300        4,411          0        7,124
 Vice President, General        1995     198,000       89,000         1,074         67,221        4,569          0        2,422
 Counsel and                    1994     183,600       81,700         9,945         55,080        4,570          0        3,672
 Corporate Secretary

-------------------
(1) This column consists of awards made to each named executive under the Company's Executive Incentive Compensation Plan.

(2) This column consists of reimbursements for taxes on certain personal benefits received by the named executives.

(3) Amounts shown in this column reflect the market value of the shares of restricted stock awarded under the LTIP, except with respect to Mr. Antony's additional award (discussed below) and are based on the closing price of the Company's common stock on the date that the awards were made. Restricted shares earned for 1996 under the Company's LTIP were granted on January 22, 1997 based on the performance period ending September 30, 1996. As of December 31, 1996, the named executives held the following as a result of grants under the LTIP: Mr. Howard held 9,543 restricted shares at a market value of $437,785; Mr. McIntyre held 2,266 restricted shares at a market value of $103,952; Mr. Antony held 1,877 restricted shares at a market value of $86,107; Mr. Taylor held 1,866 restricted shares at a market value of $85,636 and Mr. Johnson held 2,022 restricted shares at a market value of $92,759. The restricted stock awards vest one year after the date of grant with respect to fifty (50%) of the shares and two years after such date with respect to the remaining shares, conditioned upon the continued employment of the recipient with the Company. Regular dividends are paid on the restricted shares.

     Mr. Antony received an additional 2,200 shares of restricted stock during 1994, which as of December 31, 1996, had a market value of $56,626. These additional shares vested with respect to 50% of the shares since Mr. Antony had been continually employed by the Company on October 26, 1996. The remainder of the shares were forfeited on February 3, 1997 due to Mr. Antony's resignation from the Company prior to October 26, 1998, the date on which the remainder would have vested.

     The total number of restricted shares awarded during the years 1994, 1995 and 1996 are as follows: 14,540 shares for Mr. Howard, 3,613 shares for Mr. McIntyre, 4,817 shares for Mr. Antony, 2,637 shares for Mr. Taylor and 3,146 shares for Mr. Johnson.

(4)  The Company had no LTIP payouts in 1996.

(5) This column consists of the following: $1,812.89 was contributed by the Company for the Employee Stock Ownership Plan (ESOP) for each named executive officer (the Company contribution on behalf of all ESOP participants, including the named executive officers, was equal to 1.20% of their covered compensation); the value to each named executive of the remainder of insurance premiums paid under the Officer Survivor Benefit Plan by the Company: $14,233 for Mr. Howard, $617 for Mr. McIntyre, $3,093 for Mr. Johnson, $0 for Mr. Taylor and $3,112 for Mr. Antony (these figures show an increase over prior years for all of the named executive officers, except Mr. Taylor, due to a change in the methodology used by Mullin Consulting, Inc. for determining the actuarial estimate of the annual value of each named executive's interest in the Officer Survivor Benefit Plan life insurance policy); imputed income as a result of life insurance paid by the Company on behalf of each named executive: $3,110 for Mr. Howard, $453 for Mr. McIntyre, $548 for Mr. Johnson, $0 for Mr. Taylor and $679 for Mr. Antony; Company matching 401(k) plan contribution of $900 to each named executive; and, earnings accrued under the Company Deferred Compensation Plan to the extent such earnings exceeded the market rate of interest (as prescribed pursuant to the SEC rules), which was $0 for Mr. Howard, $595 for Mr. McIntyre, $770 for Mr. Johnson, $2,488 for Mr. Taylor and $0 for Mr. Antony.

(6) Effective as of the completion of the Mergers, Mr. Howard has entered into an employment agreement with Primergy Corporation pursuant to which he will serve as the Chairman and Chief Executive Officer of Primergy for a specified period and will thereafter serve only as Chairman of the Board. Mr. Howard will receive an annual base salary, short-term and long-term incentive compensation (including stock options and restricted stock) and supplemental retirement benefits no less than he received before the completion of the Mergers, as well as life insurance providing a death benefit of three times his annual base salary. Mr. Howard also will be entitled to retirement and welfare benefits on the same basis as other executives, and certain fringe benefits.

(7)  Mr. Antony has resigned from the Company effective February 3, 1997.


                  OPTIONS AND STOCK APPRECIATION RIGHTS (SARS)

The following table indicates for each of the named executives (i) the extent to which the Company used stock options and SARs for executive compensation purposes in 1996 and (ii) the potential value of such options and SARs as determined pursuant to the SEC rules.

                                 OPTIONS AND SARS GRANTED IN 1996
---------------------------------------------------------------------------------------------------
                                                                              POTENTIAL REALIZABLE
                                                                                     VALUE
                                                                            AT ASSUMED ANNUAL RATES
                                                                                 OF STOCK PRICE
                                                                                  APPRECIATION
                            INDIVIDUAL GRANTS                                   FOR OPTION TERM
-------------------------------------------------------------------------   -----------------------
     (a)             (b)              (c)           (d)          (e)           (f)           (g)
                                  % OF TOTAL
                                  OPTIONS AND
                   OPTIONS/          SARS        EXERCISE
                     SARS         GRANTED TO      OR BASE
                  GRANTED(1)       EMPLOYEES       PRICE      EXPIRATION
     NAME            (#)            IN 1996       ($/Sh)         DATE        5%($)(2)     10%($)(2)
-----------     --------------    -----------    --------     ----------     --------     ---------
J. Howard       15,264 options       5.80%        50.9375      1/24/06       488,972      1,239,151
E. McIntyre      4,968 options       1.89%        50.9375      1/24/06       159,147        403,308
G. Johnson       4,411 options       1.68%        50.9375      1/24/06       141,303        358,091
L. Taylor        4,432 options       1.68%        50.9375      1/24/06       141,976        359,795
D. Antony        4,432 options       1.68%        50.9375      1/24/06       141,976        359,795


(1) Options were granted on January 24, 1996 and vested on January 24, 1997. No SARs were awarded for 1996.

(2) The hypothetical potential appreciation shown in columns (f) and (g) for the named executives is required by the SEC rules. The amounts in these columns do not represent either the historical or anticipated future performance of the Company's common stock level of appreciation.

The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 1996.

                   AGGREGATED OPTION AND SAR EXERCISES IN 1996
                           AND FY-END OPTION/SAR VALUE
-------------------------------------------------------------------------------------------------------------
    (a)             (b)             (c)                  (d)                               (e)
                                                NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                   SHARES                    OPTIONS AND SARS AT 12/31/96          OPTIONS AND SARS AT
                ACQUIRED ON      REALIZED      (#) -- EXERCISABLE (EX)/     12/31/96 ($) -- EXERCISABLE (EX)/
NAME            EXERCISE(#)      VALUE($)        UNEXERCISABLE (UNEX)             UNEXERCISABLE (UNEX)*
-----------     -----------      --------    ----------------------------   ---------------------------------
J. Howard            N/A            N/A                 83,095 (ex)                      451,498 (ex)
                                                        15,264 (unex)                         -- (unex)
E. McIntyre          N/A            N/A                 27,641 (ex)                      148,186 (ex)
                                                         4,968 (unex)                         -- (unex)
G. Johnson           N/A            N/A                 19,698 (ex)                       74,951 (ex)
                                                         4,411 (unex)                         -- (unex)
L. Taylor            N/A            N/A                 15,743 (ex)                       55,545 (ex)
                                                         4,432 (unex)                         -- (unex)
D. Antony            N/A            N/A                 13,495 (ex)                       49,839 (ex)
                                                         4,432 (unex)                         -- (unex)

---------------------------
*Share price on December 31, 1996 was $45.875. Unexercisable options were granted on January 24, 1996 at a price of $50.9375. No SARs were granted in 1996.


                      CORPORATE MANAGEMENT COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

CORPORATE MANAGEMENT COMMITTEE. The Committee is composed entirely of outside directors of the Company and makes recommendations to the Board concerning total compensation for executive officers of the Company. The Committee is the sole administrator of the executive annual and long-term incentive plans with full authority to establish and interpret the terms of the plans and to make payment of the awards.

COMPENSATION STRATEGY. NSP's executive compensation goals for 1996 were: (i) to provide a competitive compensation package that enables NSP to attract and retain key executives and (ii) to align the executive's interests with those of NSP's stockholders and with NSP's performance. The 1996 compensation of NSP's executives was comprised primarily of base salary, annual incentive awards and long-term incentive awards.

To achieve the compensation goal of providing a competitive compensation package, the Committee seeks to set base salary and the target amounts of the annual and long-term awards at the median of a combined group of major utilities and industrial companies (the "Peer Group"). For 1996, the Peer Group consisted of twelve industrial companies, with regional representation and average revenues of $2.3 billion, and twelve utilities, all of which operate nuclear facilities, with average revenues of $3.6 billion. The utilities included in this group are also part of the Edison Electric Institute 100 utilities ("EEI 100") index used in the Total Shareholder Return Comparison in this proxy statement, but all of the companies in such index are not included in the Peer Group for purposes of compensation review. The twenty-four companies in the Peer Group were selected primarily because they are viewed as representative of the types of companies with which NSP competes in attracting and retaining executive officers.

The annual and long-term portions of an executive's compensation are intended to achieve NSP's goal of aligning an executive's interests with NSP's shareholders and with NSP performance. These portions of an executive's compensation are placed at risk and are limited to the accomplishment of specific results that are designed to benefit NSP's shareholders and NSP, both in the long and short term. As a result, during years of excellent performance, executives are provided the opportunity to earn a highly-competitive level of compensation and, conversely, in years of below-average performance, their compensation may be below competitive levels. Generally, higher level executive officers have a greater level of compensation placed at risk.


In 1993, a Federal tax law was passed which limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. Compensation increases that reflected market levels of compensation and the regular operation of the Company's incentive plans, fully described below, caused Mr. Howard's 1996 compensation to become partially taxable under this law. Following consummation of the merger with Wisconsin Energy Corporation, it is expected that certain of Primergy's compensation plans will qualify for the "performance based compensation" exception to this Federal law. Therefore, it is not expected that this law will limit the deductibility of executive compensation following the merger. In the interim, however, the Committee may authorize compensation which is not deductible in limited circumstances where it seems appropriate to do so in the overall best interest of the Company, and consistent with the Committee's other compensation policies described below. The Committee continues to review the structure of its salary and various compensation programs under this Federal law.

BASE PAY. The level of base pay is not directly related to the Company's financial performance. Instead, target levels for base pay are established for each executive officer based on the median base pay level for that position within the Peer Group. The target level of base pay is subject to some adjustment (15% either way) to reflect individual and corporate performance. In deciding whether to make base pay adjustments, the Corporate Management Committee considers the base pay target level established for each officer, the general contribution of each officer to overall corporate performance and the achievement level of specific annual goals established for each officer. While individual, business area and corporate goals are considered regarding base pay adjustments, achievement of these goals is primarily rewarded through the Company's annual and long-term incentive programs. Generally, in 1996 base pay levels for executive officers, including Mr. Howard, were increased in accordance with comparable market movement as reflected within the Peer Group and solid individual and corporate performance results during 1995. The 1996 base pay amounts for the named executives are reflected in the salary column of the Summary Compensation Table.


ANNUAL INCENTIVE. Annual incentive awards for the executive officers are made in accordance with the Company's Executive Incentive Compensation Plan (the "Plan"). Under the Plan, annual incentive awards are established with target awards (expressed as a percentage of base pay) commensurate with annual incentive awards for comparable positions at the median level within the Peer Group. In 1996, target awards for executive officers ranged from 25% to 45% of their base pay. Individuals can realize from 0% to 188% of their target awards dependent on the performance of the Company, the individual and the individual's group in certain predetermined areas. These areas are Company financial performance (based on EPS), customer satisfaction, service reliability, price of product, safety and individual performance. The awards given to the CEO, the President-NSP Generation and the Vice-President-Nuclear Generation also are dependent on performance specifically with respect to nuclear safety. The weight accorded particular performance areas varies by executive. Generally, financial performance accounts for 20% to 25% of an executive's target incentive award. All of the other areas account for between 10% and 30% of the target awards. Based on NSP and individual performance, executives received from 120% to 173% of their targeted incentive awards in 1996. The annual awards paid during 1996 are reflected in the bonus column of the Summary Compensation Table.

Mr. Howard's annual incentive award payout for 1996 was $401,000, as shown in the Summary Compensation Table. The determination of this amount was based on the criteria set forth above for the other executive officers. In particular, Mr. Howard's target incentive award was 45% of his base pay and was based 25% on financial performance, 10% on safety, 10% on nuclear safety, 15% on customer satisfaction, 15% on price of product, 15% on reliability and 10% on individual performance.

LONG-TERM INCENTIVE. Long-term incentive awards for executive officers are determined in accordance with the Executive Long-Term Incentive Award Stock Plan (the "Long-Term Plan") and are generally set at target levels commensurate with the median level for comparable positions within the Peer Group. The Long-Term Plan permits the granting of non-qualified stock options and restricted common stock to key employees. One of the goals of the Long-Term Plan is to align key employees' long-term interests with those of NSP's shareholders through the use of stock ownership and long-term financial performance goals.

The Corporate Management Committee made one grant of stock options during 1996 to each of the named executive officers. Option grants are positioned at a level which generally equate to the average grant levels awarded to executives in comparable positions in the Peer Group. The number of shares subject to option was not affected by the number of shares previously awarded to such executives. These options were not exercisable until one year after their grant, and will remain exercisable for nine years. Stock options are granted with an exercise price of 100% of the fair market value of the stock on the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Company's stock when the Company's shareholders are similarly benefited.

Target awards of restricted stock (measured as a percentage of base pay) are established for each executive at levels consistent with median levels for comparable positions within the Peer Group. In 1996, actual awards ranged from 32% to 77% of the executive's base pay. Restricted stock is actually granted, however, only if the Company achieves a certain level of financial performance, as measured by the Company's return on common equity ("ROE") for the three year period then ending, as compared to the three year average ROE of the EEI 100 index (the same index used for purposes of comparing shareholder return.) No restricted stock awards are made unless the Company's three year average ROE is at least equal to the median of the EEI 100 index, thereby prohibiting restricted stock awards when NSP performance does not surpass the median performance of utilities in the index. If NSP's ROE is 0.5% or more above the index median, 100% of the target will be granted. Partial payout of restricted stock will be made for ROE levels between the median and 0.5% above. For the 1996 performance period, NSP's ROE was 1.07% of the median, resulting in a payout of 129% of the target award. The stock awards are restricted so that 50% of the shares awarded become available one year following the grant and the remaining 50% becomes available after two years. The restricted stock awards reinforce the tie to shareholder returns, and the restrictions encourage the retention of qualified executives.

In 1996, Mr. Howard received an option for 15,264 shares. For 1996, Mr. Howard also received 10,096 shares of restricted stock (77% of his base pay). These amounts were determined as described above for other executive officers. The terms of the options and restricted stock are the same as for other executive officers.

OTHER BENEFITS. Other benefits provided to executives generally are not tied to the Company's financial performance. Rather, these benefits are primarily designed to attract and retain executives. Among the benefits provided by the Company to its executives are contributions to the Employee Stock Ownership Plan (at 1.20% of the individual's covered compensation - the same rate applied to all other ESOP participants), Company paid life insurance in an amount equal to 2 times base pay and benefits provided under the NSP Deferred Compensation Plan and the NSP Excess Benefit Plan that make up for pension benefits that can not be paid under the Company's qualified defined benefit pension plan due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

Executive officers, including the named executive officers, may receive severance benefits in accordance with the NSP Senior Executive Severance Policy, which is described in more detail under the section below entitled "Severance Arrangements."

CONCLUSION. The Committee believes that the Company's executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay, and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company's long-term success. The Committee is dedicated to ensuring that the Company's total compensation package continues to meet the needs of the Company and shall monitor and revise compensation policies as necessary.

         W. JOHN DRISCOLL                       DOUGLAS W. LEATHERDALE
       DAVID A. CHRISTENSEN                         JOHN E. PEARSON
        ALLEN F. JACOBSON                         MARGARET R. PRESKA


                      TOTAL SHAREHOLDER RETURN COMPARISON

The graph below compares the cumulative total shareholder return on the Company's common stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index, the Edison Electric Institute 100 utilities index (EEI 100), and the Edison Electric Institute Combination Gas and Electric index (EEI G&E) over the same period (assuming the investment of $100 in each vehicle on December 31, 1991 and reinvestment of all dividends).



CUMULATIVE 5 YEAR VALUE

                          [PLOT POINTS GRAPH OMITTED]

                                       1991       1992       1993       1994       1995       1996
                                     -------    -------    -------    -------    -------    -------
NSP..............................    $100.00    $106.73    $112.56    $122.20    $144.55    $142.94
EEI 100..........................    $100.00    $107.59    $119.58    $105.74    $138.55    $140.22
EEI Combination Gas & Electric...    $100.00    $110.24    $123.10    $107.25    $136.60    $135.74
S&P 500..........................    $100.00    $107.50    $118.14    $119.68    $164.56    $202.57


The Company has elected to add the EEI G&E index to this return comparison so that the Company's performance can be analyzed against other companies which operate both electric and gas services, as does the Company. The EEI G&E index consists of 40 companies, which are all included in the EEI 100 index of companies. The remainder of the companies in the EEI 100 index offer electric operations only, but provide a broader measure of industry performance.


                               PENSION PLAN TABLE

The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years:

                          ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
                  -------------------------------------------------------------------------
     AVERAGE                                YEARS OF SERVICE
  COMPENSATION    -------------------------------------------------------------------------
   (4 YEARS)         5            10           15           20           25           30
   ---------      ----------   --------     --------     --------     --------     --------
  $   50,000      $  3,500     $  7,000     $ 10,500     $ 14,000     $ 18,000     $ 21,500
     100,000         7,500       15,500       23,000       30,500       38,000       46,000
     150,000        11,500       23,500       35,000       47,000       58,500       70,500
     200,000        16,000       31,500       47,500       63,000       79,000       95,000
     250,000        20,000       40,000       59,500       79,500       99,500      119,500
     300,000        24,000       48,000       72,000       96,000      120,000      144,000
     350,000        28,000       56,000       84,000      112,500      140,500      168,500
     400,000        32,000       64,500       96,500      128,500      160,500      193,000
     450,000        36,000       72,500      108,500      145,000      181,000      217,500
     500,000        40,500       80,500      121,000      161,000      201,500      242,000
     550,000        44,500       89,000      133,000      177,500      222,000      266,500
     600,000        48,500       97,000      145,500      194,000      242,500      291,000
     650,000        52,500      105,000      157,500      210,000      263,000      315,500
     700,000        56,500      113,500      170,000      226,500      283,000      340,000
     750,000        60,500      121,500      182,000      243,000      303,500      364,500
     800,000        65,000      129,500      194,500      259,500      324,000      389,000
     850,000        69,000      138,000      206,500      275,500      344,500      413,500
     900,000        73,000      146,000      219,000      292,000      365,000      438,000
     950,000        77,000      154,000      231,000      308,000      385,500      462,500
   1,000,000        81,000      162,500      243,500      324,500      405,500      487,000

   wage base:      $62,700


---------------------------
After an employee has reached 30 years of service, no additional years are used in determining pension benefits. The annual compensation used to calculate the average compensation shown in this table is based on the participant's base salary for the year (as shown on the Summary Compensation Table at column (c)) and bonus compensation paid in that same year (as shown on the Summary Compensation Table at column (d); see figure for prior year). The benefit amounts shown are amounts computed in the form of a straight-life annuity. The amounts are not subject to offset for social security or otherwise, except as provided in the employment agreement with Mr. Howard, as described below.

At the end of 1996, each of the executive officers named in the Summary Compensation Table had the following credited service: Mr. Howard, 9.92 years, Mr. Antony, 27.5 years, Mr. Johnson, 18.08 years, Mr. McIntyre, 23.83 years and Mr. Taylor, 23.58 years.

An employment agreement with Mr. Howard provides that he and his spouse, if she survives him, will receive combined benefits from the Pension Plan and supplemental Company payments as though he had completed 30 years of service, less the pension benefits earned from a former employer.



                             SEVERANCE ARRANGEMENTS

The executive officers of the Company, including the named executives, are participants under the NSP Senior Executive Severance Policy which provides for payment of severance benefits to any participant whose employment is terminated after April 28, 1995, the effective date of the Policy, and the second anniversary of the date on which the merger is consummated in accordance with the Merger Agreement (or April 28, 2005, if the merger is not consummated), if the participant's employment is terminated: (i) by the employer, other than for cause, disability or retirement; (ii) as a result of the sale of a business by the employer if the purchaser of the business does not agree to employ the participant on the same terms and conditions as were in effect before the sale, including comparable severance protection; (iii) or by the participant within 90 days after a reduction in his or her salary, a material and adverse diminishment of his or her duties and responsibilities or of the program of incentive compensation and employee benefits covering the participant, or a relocation of the participant by more than 50 miles.

The severance benefits under the Policy consist of: (i) a cash lump sum payment of three years' salary and annual incentive compensation; (ii) a cash lump sum payment of the actuarial equivalent of the additional retirement benefits the participant would have earned if he or she had remained employed for three more years; (iii) continued medical, dental and life insurance coverage for three years; (iv) outplacement services at a cost of not more than $30,000 or the use of office space and support for up to one year; (v) financial planning counseling for two years; and (vi) transfer of title of the participant's company car, if any, at no cost to the participant. If the foregoing benefits, when taken together with any other payments to the participant, result in the imposition of the excise tax on excess parachute payments, then the severance benefits will be reduced only if the reduction results in a greater after-tax payment to the participant.

Upon his resignation and in exchange for his agreement to a three year non-competition period, Mr. Antony received benefits generally comparable to the severance benefits payable under the NSP Senior Executive Severance Policy described above. The Company has valued the benefits received by Mr. Antony at $1,263,907.



                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Board of Directors has appointed Price Waterhouse LLP as independent auditors of the Company for the year 1997. Price Waterhouse has performed this function for the Company commencing with the fiscal year 1995. Members of the firm will be available at the Annual Meeting of Shareholders to answer questions and to make a statement if they desire to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS.


                              SHAREHOLDER PROPOSALS

Yvonne Ford, 6308 Barrie Road, Edina, MN 55435, beneficial owner of    shares of
NSP common stock, and John W. Harmon, 1221 39th Avenue NE, Ste 2, Columbia
Heights, MN 55421, beneficial owner of   shares of NSP common stock, have given
notice that they intend to present for action at the Annual Meeting the following resolution:

                     Shareholder Resolution on Public Image

Whereas: Radiation, a byproduct of nuclear power, is a known carcinogen;

Whereas: A recent study by Doctors Ernest R. Sternglass and J. M. Gould, which was based in scope and on methodology they deemed appropriate, suggests that since NSP's nuclear plants were built women living near the reactors have experienced large increases in deaths from breast cancer while deaths among those living elsewhere have decreased;

Whereas: In our opinion, radioactive and toxic waste from the production and use of nuclear fuel is more often than not stored near black, Indian and poor communities. As a result these communities bear an unfair share of risks and threats. In our opinion, the burden on these communities is 'environmental racism' which is a vital moral issue;

Whereas: In our opinion, these negative health and environmental effects reflect poorly on NSP's public image and can cause undesirable effects on shareholder equity;

Therefore be it resolved that the shareholders recommend to the Board of Directors that NSP stop producing radioactive waste.

THE NSP BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL. LAST YEAR THIS PROPOSAL WAS DEFEATED BY MORE THAN 85% OF THE SHARES VOTED.

The NSP Board believes that many of the assertions and the implications put forward by this shareholder proposal are incorrect. THERE IS ABSOLUTELY NO SCIENTIFICALLY VERIFIABLE EVIDENCE WHICH SUGGESTS ANY CORRELATION WHATSOEVER BETWEEN BREAST CANCER AND LIVING NEAR NUCLEAR POWER PLANTS IN THE UNITED STATES. The Minnesota Department of Health (the "MDH") recently submitted a report to the Minnesota Legislature which was designed to duplicate and expand on all the research done by Dr. Sternglass and his associate. In its conclusion, the MDH stated:

       The major purpose of this analysis was to respond to the allegation that breast cancer mortality rates in counties surrounding Minnesota's nuclear power plants had shown large and dramatic increases during the 1980s compared to the early 1980s and the 1950s . . . THIS ANALYSIS PROVIDES A CLEAR AND UNAMBIGUOUS CONCLUSION: BREAST CANCER MORTALITY TRENDS OVER THE PERIOD 1950-1992 IN THE TEN COUNTIES NEAR NUCLEAR POWER PLANTS SHOW NO DISCERNIBLE DIFFERENCE FROM STATEWIDE TRENDS. THERE WERE ALSO NO DIFFERENCES FOUND IN THE RATE OF NEWLY-DIAGNOSED BREAST CANCER DURING THE PERIOD 1988-1992 FOR WHICH [MINNESOTA CANCER SURVEILLANCE SYSTEM] DATA ARE AVAILABLE.

This MDH report was consistent with a prior report of the National Cancer Institute which "found no suggestion that nuclear facilities may be linked causally with excess deaths from leukemia or from other cancers in populations living nearby."

In addition, implementation of the proposal would cause NSP to cease entirely the production of nuclear power and to close NSP's nuclear facilities. NSP estimates that the present value of the costs of complying with the proposal and shutting down NSP's nuclear facilities would exceed $2.5 billion. While NSP would seek to recover these costs from customers, there is no guarantee that all such costs would be recovered. Even if these costs were recovered, the unnecessary imposition of an estimated $2.5 billion in costs on ratepayers would likely cause NSP to lose its position as a low-cost supplier of electricity and could seriously impair NSP's ability to compete against other electric suppliers in the years ahead, substantially lessening shareholder value. ACCORDINGLY, THE NSP BOARD AND MANAGEMENT AGAIN UNANIMOUSLY RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

Marlys Weber, 4657 Colfax Avenue South, Minneapolis, MN 55409, beneficial owner of ______ shares of NSP common stock, and Bruce Drew, 4425 Abbott Avenue South, Minneapolis, MN 55410, beneficial owner of ______ shares of NSP common stock, have given notice that they intend to present for action at the Annual Meeting the following resolution:


             Shareholder Resolution on Conversion of Prairie Island
                       Nuclear Plant to Natural Gas Plant

Whereas: The Prairie Island plant occupies a vital location in the power grid of NSP, and is important to the local and state economy as well as to NSP's shareholders;

Whereas: The continued operation and repair of steam generators at the Prairie Island Nuclear plant has resulted in high maintenance and facility costs to NSP;

Whereas: The inventory of spent nuclear fuel continues to increase through nuclear power operation, and as a result, continues to cause storage issues with the local community as well as the state of Minnesota;

Whereas: NSP has successfully converted the Pathfinder plant in South Dakota from a nuclear power facility to a natural gas power facility;

Whereas: Electricity produced from natural gas can be more cost effective with lower maintenance and waste costs than electricity produced with nuclear reactors;

Therefore be it resolved that the shareholders recommend that the Board of Directors commission a study of the economic feasibility of converting the Prairie Island Nuclear Power Plant to a natural gas power plant, and make available to shareholders such a study with recommendations of Board actions before the next annual meeting.

THE NSP BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS
PROPOSAL.

No formal study is needed to conclude that the conversion of the Prairie Island Nuclear Generating Plant to a natural gas plant would not be economically feasible for your Company.

The Company estimates that it would incur in excess of $500 million in capital costs to convert the Prairie Island plant facilities to a natural gas facility. During the conversion process, the cost of replacement power could be as high as $200 million per year. Following the conversion, the Company estimates that it would incur more than $100 million annually to supply fuel to a converted facility -- that's more than 3 times the current annual cost of fuel to Prairie Island. Other costs likely would be incurred due to the advancement of decommissioning of the nuclear portions of the plant, the acceleration of depreciation expenses and ongoing spent fuel management expenses.

The Company has successfully converted its Pathfinder Plant to a fossil fuel plant. The Pathfinder Plant had previously operated as a nuclear plant from 1964 until 1967, after which it was converted to an oil and gas-fired plant. However, there are great differences between the Pathfinder facility and Prairie Island. First of all, Pathfinder was converted at the end of its useful life; therefore, the economic feasibility was much more favorable for conversion of that plant than for a premature Prairie Island conversion. Second, Pathfinder was a small facility with a maximum capacity output of 90 megawatts; thus, it was much more cost effective to replace that plant's small capacity output with natural gas.

Since conversion, Pathfinder has been used as a "peaking" facility to supply extra capacity when needed. Pathfinder operates annually at less than 1 percent of the total available hours to produce this peak capacity. Prairie Island, on the other hand, is a "baseload" facility, fundamental to NSP's total energy output. Prairie Island operates in excess of 90% of available hours on an annual basis, with a total output of 1100 megawatts. The replacement of Prairie Island's baseload capacity would require approximately 67 MILLION mcf of natural gas per year -- that's more than 15-20% of the total annual gas usage in the state of Minnesota, as compared to an annual 50 THOUSAND mcf of natural gas used at the Pathfinder plant per year.

The Prairie Island Nuclear Generating facility is indeed vital to the total energy output at your Company. In 1996, Prairie Island supplied 24% of the Company's total energy (versus only .003% for the Pathfinder plant). And, while storage of nuclear spent fuel from our nuclear operations remains an issue, your Company continues to lead the way to finding a permanent solution and to look for interim alternatives until a permanent solution is found. The costs of maintaining Prairie Island, including its steam generators, have been diligently managed to avoid large expenses over the plant's life. Further, even with those maintenance costs, Prairie Island has proven to be one of the lowest cost producers in the U.S., as confirmed by the September 1996 Utility Data Institute's report on the 1995 Production Costs Operating Steam-Electric Plants.

While it is technically feasible to convert a nuclear facility into a natural gas facility and while it generally may be more cost effective to construct a NEW gas facility than it is to construct a NEW nuclear plant, your Company's management believes that it is not more cost effective to change an existing, well-managed nuclear facility, like Prairie Island, to a natural gas plant. Information compiled by the Utility Data Institute supports this position, showing that based on 1995 data, combined fuel, maintenance and operational expenses for a U.S. nuclear plant were only $19.23 per megawatt hour (MWhr), as compared to $26.80 per MWhr for a gas plant. (September 1996 Utility Data Institute's report on the 1995 Production Costs Operating Steam-Electric Plants). What's more, Prairie Island's production costs are well below that national average, with production expenses during 1996 totaling only $13.60 per MWhr.

The bottom line is if we burden the Prairie Island plant with the additional costs of a conversion to natural gas, the plant will no longer be cost competitive. As described above, the premature conversion of Prairie Island would unnecessarily increase costs by hundreds of millions of dollars annually. A premature conversion of Prairie Island would likely cause NSP to lose its position as a low-cost supplier of electricity and could seriously impair the Company's ability to compete against other electric suppliers in the years ahead, substantially lessening shareholder value. Therefore, based on what is presently known about the costs to the Company to convert Prairie Island, a commissioned study is not necessary to conclude that such a conversion would not be economically feasible for this Company.

AGAIN, THE NSP BOARD AND MANAGEMENT URGE YOU TO VOTE "NO" ON THIS PROPOSAL.


                            QUORUM AND VOTE REQUIRED

The presence in person or by proxy, of the holders of a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting for the transaction of business is required to constitute a quorum. The election of each director shall be decided by plurality vote. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The proposal for the ratification of the selection of outside auditors and the two shareholder proposals each requires the affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote. Abstentions from voting on the appointment of auditors are treated as votes against, while broker non-votes are treated as shares not voted.

                           1998 SHAREHOLDER PROPOSALS

Any proposal by a shareholder for the annual shareholder meeting in 1998 must be received by the Secretary of the Company at 414 Nicollet Mall, Minneapolis,
Minnesota 55401, not later than the close of business on                       .
Proposals received by that date will be included in the 1998 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

For a proposal not included in the proxy statement to be properly brought before an annual meeting by a shareholder, the Company's Bylaws provide that the Secretary of the Company must have received written notice thereof not less than 20 or more than 90 days prior to the meeting. The notice must contain (i) a description of the proposed business and the reasons for conducting such business at the annual meeting, (ii) the shareholder's name and record address,
(iii) the class and number of shares beneficially owned by the shareholder, and
(iv) any material interest of the shareholder in such business.


                                 OTHER BUSINESS

Management does not know of any business, other than that described herein, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

Minneapolis, Minnesota                 By order of the Board of Directors
May 19, 1997                                     Gary R. Johnson
                                                    SECRETARY





[LOGO] NSP                 NORTHERN STATES POWER COMPANY             PROXY FORM
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please sign EXACTLY as your name(s) appear(s) on this form. Attorneys, executors, administrators, trustees, or guardians should so indicate when signing.
For joint accounts, one joint owner may sign.

Signature _________________________________________   Date ______________, 1997

Signature _________________________________________   Date ______________, 1997


IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE REVIEW THE ENCLOSED PROXY STATEMENT, COMPLETE THIS PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE MEETING, YOU MUST SIGN THE FORM BELOW AND RETURN IT TO NSP BY JUNE 13, 1997.


                    (CONTINUED AND TO BE VOTED ON OTHER SIDE)
--------------------------------------------------------------------------------

[LOGO] NSP               1997 ANNUAL MEETING GUIDELINES

In the interest of an orderly and constructive meeting, the following guidelines will apply for NSP's Annual Meeting of Shareholders on Wednesday, June 25, 1997 at 10:00 a.m. at The Historic State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota.

1. To gain entrance to the meeting, you must present an admission ticket or evidence of ownership of NSP stock. To obtain an admission ticket, complete the request form below and return it to NSP by June 13, 1997.

2. You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.

3. The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the proxy form in the envelope provided. If you wish to change your vote or have not voted by proxy, a ballot will be distributed to you at the meeting.

4. Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5. Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company representative, and the Company will respond as soon as possible after the meeting.

6. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

--------------------------------------------------------------------------------

[LOGO] NSP

        NORTHERN STATES POWER COMPANY              ANNUAL MEETING ADMISSION AND
414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401     PARKING TICKET REQUEST FORM

IMPORTANT: You must sign this request form and return it to NSP by June 13, 1997 if you plan to attend the 1997 Annual Meeting. We will send you the Admission Ticket for the Meeting and a Parking Ticket with directions and parking instructions.

--------------------------------------------------------------------------------
         IMPORTANT: THIS FORM WILL BE USED AS THE RETURN-MAILER FOR YOUR
                         ADMISSION AND PARKING TICKETS.





--------------------------------------------------------------------------------

I (We) will attend NSP's Annual Meeting, and have read and understand the Meeting Guidelines and security procedures.

Signature _________________________________________   Date ______________, 1997

Signature _________________________________________   Date ______________, 1997

--------------------------------------------------------------------------------



[LOGO] NSP                NORTHERN STATES POWER COMPANY               PROXY FORM
                414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

The undersigned appoints Edward J. McIntyre, Chandra G. Houston and Gary R. Johnson, or any of them, each with full power of substitution, to represent and vote the shares of stock held by the undersigned at the Annual Meeting of Shareholders on Wednesday, June 25, 1997, at 10 a.m., and any adjournments thereof, as follows. IF YOU WISH TO INDICATE YOUR VOTE, PLEASE MARK AN "X" IN THE BOXES BELOW.

--------------------------------------------------------------------------------
     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

1.   TO VOTE ON A PROPOSAL TO AMEND THE BYLAWS TO DECREASE THE MINIMUM NUMBER OF
     DIRECTORS FROM 12 TO 7.               [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

2. ELECTION OF FOUR DIRECTORS IN CLASS II. (If you wish to withhold authority to vote for any of the Directors, strike out the appropriate name(s)):

     Richard M. Kovacevich   Douglas W. Leatherdale   G.M. Pieschel
     A. Patricia Sampson                   [ ] FOR   [ ] WITHHOLD

3.   RATIFICATION OF APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS.
                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 4 AND 5.

4.   SHAREHOLDER RESOLUTION ON PUBLIC IMAGE.
                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

5.   SHAREHOLDER RESOLUTION ON CONVERSION OF PRAIRIE ISLAND NUCLEAR PLANT TO
     NATURAL GAS PLANT.                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

--------------------------------------------------------------------------------

6. IN THEIR DISCRETION TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED AS INDICATED. IF NO INDICATION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3, AND "AGAINST" PROPOSALS 4 AND 5.


                          (To be signed on other side)
--------------------------------------------------------------------------------







[LOGO]                                                               ESOP VOTING
                                                                       DIRECTIVE
                          NORTHERN STATES POWER COMPANY
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401
          THIS VOTING DIRECTIVE IS SOLICITED BY THE BOARD OF DIRECTORS

Please sign EXACTLY as your name appears on this form.

Signature __________________________________________   Date _____________, 1997









IMPORTANT: PLEASE MAIL PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE THAT THE VOTING RIGHTS REPRESENTED BY THE SHARES ALLOCATED TO YOUR ACCOUNT CAN BE EXERCISED BY THE TRUSTEE.

IF YOU PLAN TO ATTEND THE MEETING, YOU MUST SIGN THE FORM BELOW AND RETURN IT TO NSP BY JUNE 13, 1997.

                    (CONTINUED AND TO BE VOTED ON OTHER SIDE)
-------------------------------------------------------------------------------

[LOGO]
                         1997 ANNUAL MEETING GUIDELINES



In the interest of an orderly and constructive meeting, the following guidelines will apply for NSP's Annual Meeting of Shareholders on Wednesday, June 25, 1997 at 10:00 a.m. at The Historic State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota.

1. To gain entrance to the meeting, you must present an admission ticket or evidence of ownership of NSP stock. To obtain an admission ticket, complete the request form below and return it to NSP by June 13, 1997.

2. You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.

3. The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the proxy form in the envelope provided. If you wish to change your vote or have not voted by proxy, a ballot will be distributed to you at the meeting.

4. Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5. Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company representative, and the Company will respond as soon as possible after the meeting.

6. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

-------------------------------------------------------------------------------

[LOGO]
       NORTHERN STATES POWER COMPANY               ANNUAL MEETING ADMISSION AND
414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401     PARKING TICKET REQUEST FORM

IMPORTANT: Because of limited seating capacity at the Annual Meeting, employees are urged to forego attending so that other shareholder groups may attend. However, if you want to attend the meeting, the time away from your work would be personal time. In keeping with Company policy you must obtain your supervisor's permission to take a Vacation or MAT day. To request an Admission Ticket and Parking Ticket, please print your name and address below. The form needs to be signed by you and also by your supervisor as indicated. Return the completed form to NSP by June 13, 1997 if you plan to attend the 1997 Annual Meeting. We will send you the Admission Ticket for the Meeting and a Parking Ticket with directions and parking instructions.

-------------------------------------------------------------------------------
         IMPORTANT: THIS FORM WILL BE USED AS THE RETURN-MAILER FOR YOUR
                         ADMISSION AND PARKING TICKETS.





-------------------------------------------------------------------------------

I (We) will attend NSP's Annual Meeting, and have read and understand the Meeting Guidelines and security procedures.

Signature of ESOP Participant______________________________   Date _______, 1997

Signature of Supervisor____________________________________   Date _______, 1997

-------------------------------------------------------------------------------

[LOGO]                                                               ESOP VOTING
                                                                       DIRECTIVE

                          NORTHERN STATES POWER COMPANY
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

The undersigned hereby instructs First Trust N.A. St. Paul, Minnesota, as Trustee of the Northern States Power Company Employee Stock Ownership Trust to vote the shares of common stock allocated to the Account of the undersigned in said Trust, either directly or by designation of proxies, at the Annual Meeting of Shareholders on Wednesday, June 25, 1997, at 10 a.m., and any adjournments thereof, as follows. IF YOU WISH TO INDICATE YOUR VOTE, PLEASE MARK AN "X" IN THE BOXES BELOW.

-------------------------------------------------------------------------------
     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

1. TO VOTE ON A PROPOSAL TO AMEND THE BYLAWS TO DECREASE THE MINIMUM NUMBER OF DIRECTORS FROM 12 TO 7.

    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

2. ELECTION OF FOUR DIRECTORS IN CLASS II. (If you wish to withhold authority to vote for any of the Directors, strike out the appropriate name(s)):

                Richard M. Kovacevich    Douglas W. Leatherdale
                     G.M. Pieschel    A. Patricia Sampson

    [ ] FOR     [ ] WITHHOLD

3.  RATIFICATION OF APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS.

    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN
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     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 4 AND 5.

4.  SHAREHOLDER RESOLUTION ON PUBLIC IMAGE.

    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

5. SHAREHOLDER RESOLUTION ON CONVERSION OF PRAIRIE ISLAND NUCLEAR PLANT TO NATURAL GAS PLANT.

    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN
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6.  IN THEIR DISCRETION TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME
    BEFORE THE MEETING.

THIS PROXY WILL BE VOTED AS INDICATED. IF NO INDICATION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3, AND "AGAINST" PROPOSALS 4 AND 5.

                          (TO BE SIGNED ON OTHER SIDE)
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